               [LETTERHEAD OF MILLER AND MCCOLLOM APPEARS HERE]



June 25, 1997



Mr. Steve Zamzow
Chief Executive Officer
W-W Capital Corporation
3500 JFK Parkway, Suite 202
Fort Collins, Colorado 80525

Dear Mr. Zamzow:

This is to confirm that the client-auditor relationship between W-W Capital Corporation (Commission File No. 0-17757) and Miller and McCollom, Certified Public Accountants has ceased.

Very truly yours,

/s/ Deborah K. Thomas
-----------------------------
Deborah K. Thomas PC
Partner

cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 9-5
     450 Fifth Street, N.W.
     Washington, DC 20549

[LETTERHEAD OF W W CAPITAL CORPORATION APPEARS HERE]



June 30, 1997



Dear Mrs. Thomas

We at W-W Capital were informed by you on June 25th that you resigned as our independent auditors for the year ending June 30, 1997.

The Board of Directors at a special meeting held June 26, 1997 officially accepted your resignation. We want to thank you for the professional manner of handling the audits in the past and would not hesitate using your firm again in the future.

For the upcoming year, we have selected Brock and Company Attn: Lee Ackerman, Partner, 970/223-7855, and would appreciate your cooperation with them on the transition from last year's audit to this year.

Thank you again for your help and consideration.

Sincerely,



/s/ Steve Zamzow
---------------------------------
Steve Zamzow
President & CEO



SZ/do